Exhibit 5.1

[JENNER & BLOCK LLP LETTERHEAD]

June 26, 2026

Silgan Holdings Inc.

601 Merritt 7

Nowalk, Connecticut 06851

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

This opinion is furnished to you in connection with the registration pursuant to a Registration Statement (the “Registration Statement”) on Form S-8, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to 4,000,000 shares of your common stock, $0.01 par value per share (the “Common Stock”), which may be issued by Silgan Holdings Inc., a Delaware corporation (the “Company”), pursuant to the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan (as amended by the First Amendment to the Silgan Holdings Inc. Second Amended and Restated 2004 Stock Incentive Plan, the “Plan”).

In rendering the opinion set below, we have examined (i) the Amended and Restated Certificate of Incorporation of the Company, as amended (the “Amended and Restated Certificate of Incorporation”), (ii) the Amended and Restated Bylaws of the Company, as amended, (iii) records and proceedings of the Board of Directors and the Compensation Committee of the Company, (iv) the Plan and (v) the Registration Statement, along with any exhibits filed as a part thereof or incorporated therein by reference. In such examination, we have assumed, without independent investigation, the genuineness of all signatures and the authenticity of all documents submitted to us as copies. We have reviewed such questions of law as we have deemed necessary or appropriate for the purpose of the opinion rendered below. As to certain matters of fact (both expressed and implied), we have relied on representations, statements or certificates of officers of the Company.

Based upon, subject to and limited by the foregoing, it is our opinion that the 4,000,000 shares of Common Stock covered by the Registration Statement, when issued and delivered by the Company in accordance with the terms of (i) the Amended and Restated Certificate of Incorporation, (ii) the Plan and (iii) any respective award under the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

Our opinion set forth herein is limited to the General Corporation Law of the State of Delaware and to the extent that judicial or regulatory orders or decrees or consents, approvals, licenses, authorizations, validations, filings, recordings or registrations with governmental authorities are relevant, to those required under such law. We express no opinion and make no representation with respect to any other laws or the law of any other jurisdiction or the effect thereof.

Our opinion is expressly limited to the matters set forth above, is limited in all respects to laws and facts existing on the date hereof and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or any other document or agreement involved with the issuance of the 4,000,000 shares of Common Stock covered by the Registration Statement. We assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to any and all references to our firm in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Jenner & Block LLP

JENNER & BLOCK LLP